[graphic of open-winged eagle]
HMN FINANCIAL, INC.
101 North Broadway
Spring Valley, MN 55975
Phone 507-346-7345
Fax 507-346-1111




NEWS RELEASE   CONTACT:  James B. Gardner,
                         Executive Vice President
                         HMN Financial, Inc. (507) 346-7345
                         FOR IMMEDIATE RELEASE


HMN FINANCIAL, INC. ANNOUNCES AGREEMENT TO ACQUIRE MARSHALLTOWN
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FINANCIAL CORPORATION
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     SPRING VALLEY, MINNESOTA, July 1, 1997 . . . HMN Financial,
Inc. (HMN) (NASDAQ:HMNF), the thrift holding company for Home Federal Savings Bank, and Marshalltown Financial Corporation (NASDAQ:MFCX), the thrift holding company for Marshalltown Savings Bank, FSB, have entered into a definitive agreement to merge. Under the agreement, HMN Financial will acquire in a cash transaction valued at $25.9 million, or $17.51 per share, all outstanding shares of Marshalltown Financial's common stock.

     The agreement is subject to regulatory approvals, as well as approval of Marshalltown Financial's shareholders, a process that is expected to be completed by the end of the year. Due
diligence work has been completed by HMN.   Marshalltown Savings
Bank, FSB will be operated as a division of Home Federal. HMN expects that the transaction will be slightly dilutive to earnings for the first twelve months after closing and then accretive to earnings thereafter. The previous forward-looking statement regarding earnings expectations involves risks and uncertainties and actual results may be materially different. Factors that could cause actual results to differ include the successful integration of the two thrifts, retention of key employees of both companies, successful integration of products, as well as competitive conditions in the banking industry.

     HMN's President and Chief Executive Officer, Roger P. Weise, said that the acquisition provides his company with a unique opportunity to significantly expand its market into the neighboring State of Iowa.

     Richard Rathke, President of Marshalltown Financial, stated that his company's alliance with HMN presents a good opportunity for the Bank, its customers and employees with an expansion of products and services.

                                        more...


     Marshalltown Financial, which operates two offices in Marshalltown and one office in Toledo, Iowa, had assets of $127.1 million and deposits of $106.0 million at March 31, 1997. With total equity capital of $19.8 million, Marshalltown Financial is in full compliance with its regulatory capital requirements. Marshalltown is located approximately 45 miles northeast of Des Moines.

     HMN, which operates seven retail banking offices in southern Minnesota and one mortgage banking office in Eden Prairie, Minnesota, completed its mutual-to-stock conversion in June 1994. On a consolidated basis, HMN Financial has $553.0 million of assets and stockholders equity of $78.8 million at March 31, 1997.

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